Exhibit (2)(d)

UBS MUNICIPAL MONEY MARKET SERIES

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD

RESOLUTIONS APPROVING BYLAW AMENDMENTS

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Municipal Money Market Series (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees held on November 15, 2006, the Board of Trustees duly and unanimously approved the following preambles and resolution:

WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Board’s mandatory retirement age be changed from 72 to 74; and

WHEREAS, the Board has accepted the Nominating and Corporate Governance Committee’s recommendation and has determined that it is in the best interest of the Trust to change the Board’s retirement age policy;

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the relevant section of the Trust’s Bylaws, as amended (the “Bylaws”), concerning amendments to the Trust’s Bylaws, Article II, Section 12 of the Trust’s Bylaws be, and it hereby is, amended to read as follows:

Section 12. Retirement of Trustees. Each Trustee who has attained the age of seventy-four (74) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.

IN WITNESS WHEREOF, I have signed this certificate as of the 26th day of February, 2007.

UBS MUNICIPAL MONEY MARKET SERIES

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary

New York, New York (ss)

Subscribed and sworn before me on this 26th day of February, 2007.

/s/ Clara C. Diaz
Notary Public

CLARA C. DIAZ

Notary Public, State of New York

No. 01DI6027450

Qualified in New York County

Commission Expires Oct. 20, 2007